NEWS

For Further

Information Contact:

William R. Jellison	FOR IMMEDIATE RELEASE

Senior Vice President and

Chief Financial Officer

(717) 849-4243

DENTSPLY International Inc.

Reports Record Fourth Quarter and

Full Year 2007 Sales and Earnings

Annual Sales Cross $2 Billion Milestone

York, PA – February 5, 2008 -- DENTSPLY International Inc. (NASDAQ–XRAY) today announced record sales and earnings for the three months and year ended December 31, 2007.

FINANCIAL RESULTS

Three Months Ended December 31, 2007

Net sales in the fourth quarter of 2007 increased 14.9% to $541.5 million compared to $471.3 million reported in the fourth quarter of 2006. Net sales, excluding precious metal content, increased 16.1% in the fourth quarter of 2007. Sales of specialty products, including implants, endodontics, and orthodontic products enjoyed double-digit sales growth in the quarter. Sales growth reflects the impact of improved organic growth, the benefit of acquisitions completed in 2007, and additional exchange impact associated with the weaker US dollar.

Net income for the fourth quarter of 2007 was $70.0 million, or $0.45 per diluted share, compared to a net income of $64.9 million, or $0.42 per diluted share, in the fourth quarter of 2006. Net income in the fourth quarter of 2007 includes charges, net of tax, for restructuring and other related items of $1.0 million, ($0.01) per diluted share. The fourth quarter of 2007 also includes a net reduction to income tax expense of $2.5 million, $0.02 per diluted share, from the resolution of certain tax matters. The fourth quarter of 2006 included charges, net of tax, for restructuring and other related items of $1.0 million, ($0.01) per diluted share, and a net reduction of income tax expense of $8.8 million, $0.06 per diluted share, related to the resolution of certain tax matters

On an adjusted basis, earnings, excluding restructuring and other related items and tax adjustments, which constitute a non-GAAP measure, were $68.5 million or $0.44 per diluted share in the fourth quarter of 2007, compared to $57.1 million or $0.37 per diluted share in the fourth quarter of 2006, an increase of 18.9% in earnings per diluted share. For a reconciliation of this non-GAAP measure to earnings per share calculated according to GAAP, see the attached table.

Year Ended December 31, 2007

Sales hit a new milestone in 2007, exceeding $2 billion for the first time. Sales increased 11.0% to $2,009.8 million compared to $1,810.5 million in 2006. Sales, excluding precious metals, increased 12.1% for the year.

Net income for 2007 was $259.7 million, or $1.68 per diluted share, compared to $223.7 million or $1.41 per diluted share in 2006. This represents a 19.1% increase in diluted earnings per share.

The 2007 earnings of $259.7 million, or $1.68 per diluted share included the following items:

1.	Restructuring and other related expenses of $10.5 million ($6.7 million after-tax) or ($0.04) per diluted share.
2.	Net reduction of income tax expense of $9.9 million $0.06 per diluted share related to changes in statutory tax rates in Germany and the favorable resolution of certain tax matters.

The 2006 earnings of $223.7 million, or $1.41 per diluted share, included the following items:

1.	Restructuring and other related expenses of $7.8 million ($5.0 million after-tax) or ($0.03) per diluted share.
2.	Net reduction of income tax expense of $4.8 million $0.03 per diluted share related to the resolution of certain tax matters.

For comparability analysis, net income, excluding restructuring and other related items and tax adjustments for the years ending 2007 and 2006 (a non-GAAP measure), was $256.4 million or $1.66 per diluted share for 2007, compared to $224.0 million or $1.42 per diluted share in 2006, an increase of 16.9% in diluted earnings per share. A reconciliation of this non-GAAP measure to earnings per share calculated according to GAAP is provided in the attached table.

2007 Results & 2008 Outlook

Bret Wise, Chairman and Chief Executive Officer, commented, “We are pleased with the acceleration of our sales growth and earnings performance in 2007, as many of the strategic initiatives implemented in 2006 and 2007 began to contribute to results. During the year, we achieved an important milestone with sales exceeding $2 billion for the first time, just six years after first reaching $1 billion in sales. Our broad product portfolio, focus on consumables, and global footprint position us well for future success. Despite the volatility in the broader global markets, we remain confident in our ability to grow and experience another year of solid performance in 2008. For full year 2008, we believe that internal sales growth will range from 5.5% - 6.5% and total sales growth should approach or exceed 10% as we continue to benefit from acquisitions and current foreign exchange rates. We also anticipate earnings for 2008 to be in the range of $1.83 to $1.88 per diluted share.”

ADDITIONAL INFORMATION

A conference call has been scheduled for Wednesday, February 6, 2008 at 8:30 AM Eastern Time. A live broadcast is available through Shareholder.com by accessing DENTSPLY’s website at www.dentsply.com. The Conference ID # is 7468500. In order to participate in the call, dial (888) 259-8552 (for domestic calls) and (913) 312-0838 (for international calls). At that time, you will be able to discuss the Fourth Quarter Earnings with DENTSPLY’s Management.

An on-line rebroadcast, as well as a transcript of the conference call will be available to the public following the conference call at the DENTSPLY website: www.dentsply.com. A replay will be available for one week following the conference call at (888) 203-1112 (for domestic calls) and (719) 457-0820 (for international calls), Passcode # 7468500.

DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world’s leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental implants, impression materials, orthodontic appliances, dental cutting instruments, infection control products, and dental injectable anesthetics. The Company distributes its dental products in over 120 countries under some of the most well-established brand names in the industry.

DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.

This press release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding future events or the future financial performance of the Company that involve substantial risks and uncertainties. Actual events or results may differ materially from those in the projections or other forward-looking information set forth herein as a result of certain risk factors.

These risk factors include, without limitation; the continued strength of dental markets, the timing, success and market reception for our new and existing products, uncertainty with respect to governmental actions with respect to dental products, outcome of litigation, continued support of our products by influential dental professionals, and changes in the general economic environment that could affect our business. Changes in such assumptions or factors could produce significantly different results.

For an additional description of risk factors, please refer to the Company’s Annual Report on Form 10-K and its subsequent periodic reports on Forms 10-Q filed with the Securities and Exchange Commission.

Non-GAAP Financial Measures

DENTSPLY believes that the non-GAAP financial information provided in this release may be useful to investors for comparison purposes because the Company has historically provided similar information. The non-GAAP financial information should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

DENTSPLY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2007	2006	2007	2006

NET SALES	$541,504	$471,331	$2,009,833	$1,810,496
NET SALES - Ex-Precious Metals	489,193	421,290	1,819,899	1,623,074

COST OF PRODUCTS SOLD	268,773	230,521	969,050	881,485

GROSS PROFIT	272,731	240,810	1,040,783	929,011
% OF NET SALES	50.4%	51.1%	51.8%	51.3%
% OF NET SALES - Ex-Precious Metals	55.8%	57.2%	57.2%	57.2%

SELLING, GENERAL &
ADMINISTRATIVE EXPENSES	173,496	159,532	675,365	606,410

RESTRUCTURING AND OTHER
OPERATING COSTS	1,638	1,623	10,527	7,807

INCOME FROM OPERATIONS	97,597	79,655	354,891	314,794
% OF NET SALES	18.0%	16.9%	17.7%	17.4%
% OF NET SALES - Ex-Precious Metals	20.0%	18.9%	19.5%	19.4%

NET INTEREST AND OTHER NON-OPERATING
EXPENSE (INCOME)	399	578	(3,244)	(43)

PRE-TAX INCOME	97,198	79,077	358,135	314,837

INCOME TAXES	27,168	14,128	98,481	91,119

NET INCOME	70,030	64,949	259,654	223,718
% OF NET SALES	12.9%	13.8%	12.9%	12.4%
% OF NET SALES - Ex-Precious Metals	14.3%	15.4%	14.3%	13.8%

EARNINGS PER SHARE
-BASIC	$ 0.46	$ 0.43	$ 1.71	$ 1.44
-DILUTIVE	$ 0.45	$ 0.42	$ 1.68	$ 1.41

DIVIDENDS PER SHARE	$ 0.0450	$ 0.0400	$ 0.1650	$ 0.1450

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
-BASIC	151,173	152,211	151,707	155,229
-DILUTIVE	154,538	155,033	154,721	158,271

DENTSPLY INTERNATIONAL INC.
CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	DECEMBER 31,	DECEMBER 31,
	2007	2006

ASSETS

CURRENT ASSETS:

CASH AND CASH EQUIVALENTS	$ 169,384	$ 65,064
SHORT TERM INVESTMENTS	146,939	79
ACCOUNTS AND NOTES RECEIVABLE-TRADE, NET	307,622	290,791
INVENTORIES, NET	258,032	232,441
OTHER CURRENT ASSETS	100,045	129,816
TOTAL CURRENT ASSETS	982,022	718,191

PROPERTY,PLANT AND EQUIPMENT, NET	371,409	329,616
IDENTIFIABLE INTANGIBLE ASSETS, NET	76,167	67,648
GOODWILL, NET	1,127,420	995,382
OTHER NONCURRENT ASSETS, NET	118,551	70,513

TOTAL ASSETS	$ 2,675,569	$ 2,181,350

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES	$ 312,411	$ 311,434
LONG-TERM DEBT	482,063	367,161
DEFERRED INCOME TAXES	60,547	53,191
OTHER LIABILITIES	304,146	175,507
TOTAL LIABILITIES	1,159,167	907,293

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	296	222
STOCKHOLDERS' EQUITY	1,516,106	1,273,835

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,675,569	$ 2,181,350

DENTSPLY INTERNATIONAL INC.

(IN THOUSANDS EXCEPT PER SHARE DATA)

Operating Income Summary:

The following tables present the reconciliation of reported GAAP operating income in total and on a percentage of net sales excluding precious metals basis to the non-GAAP financial measures.

Three Months Ended December 31, 2007		Percentage
		of Net Sales
	Operating Income	Ex-Precious Metals

Income from Operations	$ 97,597	20.0%

Restructuring, Impairment and Other Costs	1,638	0.3%

Adjusted Non-GAAP Operating Earnings	$ 99,235	20.3%

Three Months Ended December 31, 2006		Percentage
		of Net Sales
	Operating Income	Ex-Precious Metals

Income from Operations	$ 79,655	18.9%

Restructuring, Impairment and Other Costs	1,623	0.4%

Adjusted Non-GAAP Operating Earnings	$ 81,278	19.3%

DENTSPLY INTERNATIONAL INC.

(IN THOUSANDS EXCEPT PER SHARE DATA)

Earnings Summary:

The following tables present the reconciliation of reported GAAP net income in total and on a per share basis to the non-GAAP financial measures.

Three Months Ended December 31, 2007
	Adjusted	Diluted
	Income	Per Share

Net Income	$ 70,030	$ 0.45

Restructuring, Impairment and
Other Costs, Net of Tax	965	0.01

Income Tax Related Adjustments	(2,493)	(0.02)

Adjusted Non-GAAP Earnings	$ 68,502	$ 0.44

Three Months Ended December 31, 2006
	Adjusted	Diluted
	Income	Per Share

Net Income	$ 64,949	$ 0.42

Restructuring, Impairment and
Other Costs, Net of Tax	958	0.01

Income Tax Related Adjustments	(8,776)	(0.06)

Adjusted Non-GAAP Earnings	$ 57,131	$ 0.37

DENTSPLY INTERNATIONAL INC.

(IN THOUSANDS EXCEPT PER SHARE DATA)

Operating Income Summary:

The following tables present the reconciliation of reported GAAP operating income in total and on a percentage of net sales excluding precious metals basis to the non-GAAP financial measures.

Twelve Months Ended December 31, 2007		Percentage
		of Net Sales
	Operating Income	Ex-Precious Metals

Income from Operations	$ 354,891	19.5%

Restructuring, Impairment and Other Costs	10,527	0.6%

Adjusted Non-GAAP Operating Earnings	$ 365,418	20.1%

Twelve Months Ended December 31, 2006		Percentage
		of Net Sales
	Operating Income	Ex-Precious Metals

Income from Operations	$ 314,794	19.4%

Restructuring, Impairment and Other Costs	7,807	0.5%

Adjusted Non-GAAP Operating Earnings	$ 322,601	19.9%

DENTSPLY INTERNATIONAL INC.

(IN THOUSANDS EXCEPT PER SHARE DATA)

Earnings Summary:

The following tables present the reconciliation of reported GAAP net income in total and on a per share basis to the non-GAAP financial measures.

Twelve Months Ended December 31, 2007
	Adjusted	Diluted
	Income	Per Share

Net Income	$ 259,654	$ 1.68

Restructuring, Impairment and
Other Costs, Net of Tax	6,675	0.04

Income Tax Related Adjustments	(9,893)	(0.06)

Adjusted Non-GAAP Earnings	$ 256,436	$ 1.66

Twelve Months Ended December 31, 2006
	Adjusted	Diluted
	Income	Per Share

Net Income	$ 223,718	$ 1.41

Restructuring, Impairment and
Other Costs, Net of Tax	5,017	0.03

Income Tax Related Adjustments	(4,765)	(0.03)

Rounding		0.01

Adjusted Non-GAAP Earnings	$ 223,970	$ 1.42